Exhibit 17(a)

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to (i) a special committee of the Board of Directors (the “Board”) of SLR Investment Corp. (“SLRC”) and (ii) the Board of SLRC, as Annex B to the Joint Proxy Statement/Prospectus which forms a part of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14 (Registration No. 333-261675) filed on the date hereof (the “Registration Statement”) relating to the proposed merger of Solstice Merger Sub, Inc., a wholly-owned subsidiary of SLRC, with and into SLR Senior Investment Corp., and to the references to such opinion and the quotation or summarization of such opinion contained therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Keefe, Bruyette & Woods, Inc.

KEEFE, BRUYETTE & WOODS, INC.

Dated: January 31, 2022